Exhibit 99.1

Investor Contact: Megan L. McPhail 314-309-6563 Megan.McPhail@SpireEnergy.com Media Contact: Jason Merrill 314-342-3300 Jason.Merrill@SpireEnergy.com

For Immediate Release

Spire Reports FY24 Second Quarter Results

ST. LOUIS (May 1, 2024) - Spire Inc. (NYSE: SR) today reported results for its fiscal 2024 second quarter ended March 31. Highlights include:

•	Net income of $204.3 million ($3.58 per share) compared to $179.2 million ($3.33 per share) a year ago
•	Net economic earnings* (NEE) of $196.6 million ($3.45 per share) compared to $199.2 million ($3.70 per share) a year ago
•	Reaffirmed fiscal 2024 net economic earnings guidance range of $4.25–$4.45 per share

For fiscal 2024 second quarter, Spire reported consolidated net economic earnings per share of $3.45 compared to $3.70 a year ago. Gas Utility earnings grew as new rates were offset, in part, by lower weather-driven usage in Missouri and higher interest expense. Gas Marketing and Midstream earnings were solid compared to very favorable market conditions in the prior year that did not recur.

“Despite a warmer than normal winter and higher interest costs, we continue to expect to meet our full year earnings target,” said Steve Lindsey, president and chief executive officer of Spire. “We are making progress on our robust capital expenditure plan, and looking ahead, we remain focused on execution of our growth strategy and operational excellence in all of our businesses. This positions us well to continue providing safe, reliable and affordable natural gas to our customers.”

Second Quarter Results	Three Months Ended March 31,
	(Millions)		(Per Diluted Common Share)
	2024	2023	2024	2023
Net Economic Earnings (Loss)* by Segment
Gas Utility	$188.0	$183.9
Gas Marketing	15.5	21.8
Midstream	3.8	4.2
Other	(10.7)	(10.7)
Total	$196.6	$199.2	$3.45	$3.70
Fair value and timing adjustments, pre-tax	10.2	(26.6)	0.17	(0.50)
Income tax adjustments	(2.5)	6.6	(0.04)	0.13
Net Income	$204.3	$179.2	$3.58	$3.33
Weighted Average Diluted Shares Outstanding	55.9	52.6

*Non-GAAP, see “Net Economic Earnings and Reconciliation to GAAP.”

The earnings per share comparison includes higher weighted-average shares outstanding resulting from the issuance of 2.7 million shares in March 2024 related to the conversion of the equity units and 1.7 million shares in December 2023 related to the settlement of forward shares under the at-the-market equity program.

NEE excludes from net income, as applicable, the impacts of fair value accounting and timing adjustments associated with energy-related transactions, the impacts of acquisition, divestiture and restructuring activities, and the largely non-cash impacts of other non-recurring or unusual items such as impairments and certain regulatory, legislative, or GAAP standard-setting actions.

Gas Utility

The Gas Utility segment reported fiscal 2024 second quarter NEE of $188.0 million, an increase from $183.9 million in the prior year reflecting higher earnings at Spire Alabama partially offset by lower Spire Missouri earnings.

Contribution margin increased $18.4 million primarily due to the benefit of rates implemented in early January 2024 at Spire Alabama, Spire Missouri ISRS revenues and increased Spire Alabama usage net of weather mitigation. These favorable items were partially offset by lower Spire Missouri weather-driven usage net of weather mitigation.

Operation and maintenance expense of $121.6 million was $2.3 million higher than a year ago due to higher employee related costs partially offset by lower operational and third-party spend.

Depreciation and amortization expense increased $5.2 million from last year, reflecting increased capital investment. Interest expense also increased $2.8 million to $38.3 million primarily due to higher short-term and long-term rates.

Gas Marketing

The Gas Marketing segment reported fiscal 2024 second quarter NEE of $15.5 million, compared to $21.8 million in the prior year. Fiscal 2024 results benefitted from volatility early in the quarter; results from prior year reflected very favorable market conditions that did not recur this year.

Midstream

The Midstream segment reported fiscal 2024 second quarter NEE of $3.8 million compared to $4.2 million in the year-ago period. The quarter-over-quarter decrease reflects solid results compared to very favorable market conditions in the prior year that did not recur. A portion of the value created this Winter is expected to be recognized in the second half of fiscal 2024. The results also include the earnings of MoGas and Salt Plains as a result of acquisitions over the last twelve months.

Other

Spire’s other activities reported a loss on an NEE basis of $10.7 million, consistent with last year, as lower corporate costs were offset by higher interest expense.

Year-to-Date Results	Six Months Ended March 31,
	(Millions)		(Per Diluted Common Share)
	2024	2023	2024	2023
Net Economic Earnings (Loss)* by Segment
Gas Utility	$263.8	$246.8
Gas Marketing	22.7	47.5
Midstream	6.2	8.0
Other	(13.4)	(18.0)
Total	$279.3	$284.3	$4.96	$5.26
Fair value and timing adjustments, pre-tax	15.4	(18.8)	0.27	(0.36)
Acquisition activities, pre-tax	(1.9)	—	(0.03)	—
Income tax adjustments	(3.4)	4.7	(0.06)	0.09
Net Income	$289.4	$270.2	$5.14	$4.99
Weighted Average Diluted Shares Outstanding	54.7	52.6

*Non-GAAP, see “Net Economic Earnings and Reconciliation to GAAP.”

For the first six months of fiscal 2024, Spire reported consolidated net income of $289.4 million ($5.14 per diluted share) compared to prior-year net income of $270.2 million ($4.99 per diluted share). Net economic earnings were $279.3 million ($4.96 per share) compared to NEE of $284.3 million ($5.26 per share) last year. The results reflect growth at the Gas Utility segment, which was more than offset by reduced commodity and basis volatility in the current year for the Gas Marketing and Midstream segments compared to very favorable market conditions in the prior year. The earnings per share comparison includes higher weighted-average shares outstanding in the current period.

Gas Utility

For the first six months of fiscal 2024, Gas Utility reported NEE of $263.8 million, up from $246.8 million in the prior year. The higher earnings reflect a strong performance across all utilities.

Contribution margin increased $41.2 million, due to the benefit of rates at Spire Missouri and Spire Alabama, Spire Missouri ISRS revenues and higher Spire Alabama usage net of weather mitigation. These favorable items were partially offset by lower Spire Missouri weather-driven usage net of weather mitigation.

Operation and maintenance expense of $238.3 million was $0.9 million lower than a year ago due to lower operational spend, partially offset by higher employee-related costs.

Depreciation and amortization expense increased $9.7 million from last year, reflecting increased capital investment. Interest expense also increased $9.7 million.

Gas Marketing

Gas Marketing NEE was $22.7 million, compared to $47.5 million in the prior year as very favorable market conditions in the prior year did not recur.

Midstream

Midstream NEE was $6.2 million compared to $8.0 million in the year-ago period. The year-over-year decrease reflects solid results compared to very favorable market conditions in the prior year that did not recur. The results also include the earnings of MoGas and Salt Plains as a result of acquisitions over the last twelve months.

Other

Spire’s other activities reported a loss on an NEE basis of $13.4 million for the first six months of fiscal 2024 compared to a loss of $18.0 million a year ago, reflecting the settlement of an interest rate hedge in the current period, partially offset by higher corporate costs and interest expense.

Guidance and Outlook

Spire continues to expect fiscal 2024 NEE to be in a range of $4.25–$4.45 per share. We remain confident in our ability to grow long-term NEE per share 5–7% driven by expected 7–8% annual utility rate base growth, reflecting our robust capital investment plan.

Our 10-year $7.3 billion capital investment target through fiscal 2033 is driven by increasing investment in infrastructure upgrades and new business in the Gas Utility segment. Expected capital expenditures for fiscal 2024 has increased from $765 million to $800 million.

Conference Call and Webcast

Spire will host a conference call and webcast today to discuss its fiscal 2024 second quarter financial results. To access the call, please dial the applicable number approximately 5–10 minutes in advance.

Date and Time:	Wednesday, May 1
8 a.m. CT (9 a.m. ET)

Phone Numbers:	U.S. and Canada:	844-824-3832
	International:	412-317-5142

The webcast can be accessed at Investors.SpireEnergy.com under Events & Presentations. A replay of the call will be available at 10 a.m. CT (11 a.m. ET) on May 1 until June 1, 2024, by dialing 877-344-7529 (U.S.), 855-669-9658 (Canada), or 412-317-0088 (international). The replay access code is 8194130.

About Spire

At Spire Inc. (NYSE: SR) we believe energy exists to help make people’s lives better. It’s a simple idea, but one that’s at the heart of our company. Every day we serve 1.7 million homes and businesses making us one of the largest publicly traded natural gas companies in the country. We help families and business owners fuel their daily lives through our gas utilities serving Alabama, Mississippi and Missouri. Our natural gas-related businesses include Spire Marketing and Spire Midstream. We are committed to transforming our business through growing organically, investing in infrastructure, and advancing through innovation. Learn more at SpireEnergy.com.

Forward-Looking Information and Non-GAAP Measures

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Spire’s future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company’s control, including weather conditions, economic factors, the competitive environment, governmental and regulatory policy and action, and risks associated with acquisitions. More complete descriptions and listings of these uncertainties and risk factors can be found in the Company’s annual (Form 10-K) and quarterly (Form 10-Q) filings with the Securities and Exchange Commission.

This news release includes the non-GAAP financial measures of “net economic earnings,” “net economic earnings per share,” and “contribution margin.” Management also uses these non-GAAP measures internally when evaluating the Company’s performance and results of operations. Net economic earnings exclude from net income, as applicable, the impacts of fair value accounting and timing adjustments associated with energy-related transactions, the impacts of acquisition, divestiture and restructuring activities and the largely non-cash impacts of impairments and other non-recurring or unusual items such as certain regulatory, legislative, or GAAP standard-setting actions. The fair value and timing adjustments, which primarily impact the Gas Marketing segment, include net unrealized gains and losses on energy-related derivatives resulting from the current changes in the fair value of financial and physical transactions prior to their completion and settlement, lower of cost or market inventory adjustments, and realized gains and losses on economic hedges prior to the sale of the physical commodity. Management believes that excluding these items provides a useful representation of the economic impact of actual settled transactions and overall results of ongoing operations. Contribution margin adjusts revenues to remove the costs that are directly passed on to customers and collected through revenues, which are the wholesale cost of natural gas and gross receipts taxes. These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures such as operating income, net income, or earnings per share.

Condensed Consolidated Statements of Income – Unaudited

(In Millions, except per share amounts)	Three Months Ended March 31,		Six Months Ended March 31,
	2024	2023	2024	2023
Operating Revenues	$1,128.5	$1,123.4	$1,885.1	$1,937.4
Operating Expenses:
Natural gas	540.8	586.5	907.8	1,005.7
Operation and maintenance	137.8	132.1	268.5	264.2
Depreciation and amortization	68.9	62.6	135.9	124.7
Taxes, other than income taxes	82.4	81.9	135.1	132.3
Total Operating Expenses	829.9	863.1	1,447.3	1,526.9
Operating Income	298.6	260.3	437.8	410.5
Interest Expense, Net	52.2	47.2	102.8	90.8
Other Income, Net	7.3	7.0	24.8	13.0
Income Before Income Taxes	253.7	220.1	359.8	332.7
Income Tax Expense	49.4	40.9	70.4	62.5
Net Income	204.3	179.2	289.4	270.2
Provision for preferred dividends	3.7	3.7	7.4	7.4
Income allocated to participating securities	0.3	0.4	0.4	0.5
Net Income Available to Common Shareholders	$200.3	$175.1	$281.6	$262.3

Weighted Average Number of Shares Outstanding:
Basic	55.8	52.5	54.6	52.5
Diluted	55.9	52.6	54.7	52.6

Basic Earnings Per Common Share	$3.59	$3.33	$5.16	$5.00
Diluted Earnings Per Common Share	$3.58	$3.33	$5.14	$4.99
Dividends Declared Per Common Share	$0.755	$0.72	$1.51	$1.44

Condensed Consolidated Balance Sheets – Unaudited

(In Millions)	March 31,	September 30,	March 31,
	2024	2023	2023
ASSETS
Utility Plant	$8,480.3	$8,210.1	$7,892.4
Less: Accumulated depreciation and amortization	2,509.3	2,431.2	2,358.5
Net Utility Plant	5,971.0	5,778.9	5,533.9
Non-utility Property	886.2	628.5	520.4
Other Investments	105.3	102.6	131.3
Total Other Property and Investments	991.5	731.1	651.7
Current Assets:
Cash and cash equivalents	25.6	5.6	6.9
Accounts receivable, net	466.7	288.5	579.1
Inventories	214.8	279.5	204.3
Other	298.6	503.3	321.3
Total Current Assets	1,005.7	1,076.9	1,111.6
Deferred Charges and Other Assets	2,743.2	2,726.7	2,751.8
Total Assets	$10,711.4	$10,313.6	$10,049.0

CAPITALIZATION AND LIABILITIES
Capitalization:
Preferred stock	$242.0	$242.0	$242.0
Common stock and paid-in capital	1,957.4	1,669.7	1,629.1
Retained earnings	1,155.3	958.0	1,089.5
Accumulated other comprehensive income	35.6	47.6	25.9
Total Shareholders' Equity	3,390.3	2,917.3	2,986.5
Temporary equity	10.3	16.5	18.8
Long-term debt (less current portion)	3,421.4	3,554.0	3,702.5
Total Capitalization	6,822.0	6,487.8	6,707.8
Current Liabilities:
Current portion of long-term debt	307.0	156.6	256.6
Notes payable	786.0	955.5	561.0
Accounts payable	193.4	253.1	232.3
Accrued liabilities and other	363.9	390.2	357.0
Total Current Liabilities	1,650.3	1,755.4	1,406.9
Deferred Credits and Other Liabilities:
Deferred income taxes	816.6	743.7	737.9
Pension and postretirement benefit costs	130.0	137.3	158.6
Asset retirement obligations	589.7	577.4	531.5
Regulatory liabilities	557.7	472.4	360.3
Other	145.1	139.6	146.0
Total Deferred Credits and Other Liabilities	2,239.1	2,070.4	1,934.3
Total Capitalization and Liabilities	$10,711.4	$10,313.6	$10,049.0

Condensed Consolidated Statements of Cash Flows – Unaudited

(In Millions)	Six Months Ended March 31,
	2024	2023
Operating Activities:
Net Income	$289.4	$270.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	135.9	124.7
Deferred income taxes and investment tax credits	69.5	62.5
Changes in assets and liabilities	61.5	(284.2)
Other	3.1	6.7
Net cash provided by operating activities	559.4	179.9

Investing Activities:
Capital expenditures	(409.3)	(307.8)
Business acquisitions, net of cash acquired	(177.4)	(37.1)
Other	2.8	4.2
Net cash used in investing activities	(583.9)	(340.7)

Financing Activities:
Issuance of long-term debt	175.0	755.0
Repayment of long-term debt	(156.6)	(31.2)
Repayment of short-term debt, net	(169.5)	(476.5)
Issuance of common stock	286.8	3.6
Dividends paid on common stock	(80.5)	(74.5)
Dividends paid on preferred stock	(7.4)	(7.4)
Other	(2.7)	(7.5)
Net cash provided by financing activities	45.1	161.5

Net Increase in Cash, Cash Equivalents, and Restricted Cash	20.6	0.7
Cash, Cash Equivalents, and Restricted Cash at Beginning of Period	25.8	20.5
Cash, Cash Equivalents, and Restricted Cash at End of Period	$46.4	$21.2

Net Economic Earnings and Reconciliation to GAAP

(In Millions, except per share amounts)	Gas Utility	Gas Marketing	Midstream	Other	Total	Per Diluted Common Share (2)
Three Months Ended March 31, 2024
Net Income (Loss) [GAAP]	$188.3	$22.9	$3.8	$(10.7)	$204.3	$3.58
Adjustments, pre-tax:
Fair value and timing adjustments	(0.4)	(9.8)	—	—	(10.2)	(0.17)
Income tax adjustments (1)	0.1	2.4	—	—	2.5	0.04
Net Economic Earnings (Loss) [Non-GAAP]	$188.0	$15.5	$3.8	$(10.7)	$196.6	$3.45

Three Months Ended March 31, 2023
Net Income (Loss) [GAAP]	$183.5	$2.2	$4.2	$(10.7)	$179.2	$3.33
Adjustments, pre-tax:
Fair value and timing adjustments	0.5	26.1	—	—	26.6	0.50
Income tax adjustments (1)	(0.1)	(6.5)	—	—	(6.6)	(0.13)
Net Economic Earnings (Loss) [Non-GAAP]	$183.9	$21.8	$4.2	$(10.7)	$199.2	$3.70

Six Months Ended March 31, 2024
Net Income (Loss) [GAAP]	$263.8	$34.3	$4.7	$(13.4)	$289.4	$5.14
Adjustments, pre-tax:
Fair value and timing adjustments	—	(15.4)	—	—	(15.4)	(0.27)
Acquisition activities	—	—	1.9	—	1.9	0.03
Income tax adjustments (1)	—	3.8	(0.4)	—	3.4	0.06
Net Economic Earnings (Loss) [Non-GAAP]	$263.8	$22.7	$6.2	$(13.4)	$279.3	$4.96

Six Months Ended March 31, 2023
Net Income (Loss) [GAAP]	$246.4	$33.8	$8.0	$(18.0)	$270.2	$4.99
Adjustments, pre-tax:
Fair value and timing adjustments	0.5	18.3	—	—	18.8	0.36
Income tax adjustments (1)	(0.1)	(4.6)	—	—	(4.7)	(0.09)
Net Economic Earnings (Loss) [Non-GAAP]	$246.8	$47.5	$8.0	$(18.0)	$284.3	$5.26

(1) Income tax adjustments include amounts calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items.

(2) Net economic earnings per share is calculated by replacing consolidated net income with consolidated net economic earnings in the GAAP diluted EPS calculation, which includes reductions for cumulative preferred dividends and participating shares.

Contribution Margin and Reconciliation to GAAP

(In Millions)	Gas Utility	Gas Marketing	Midstream	Other	Eliminations	Consolidated
Three Months Ended March 31, 2024
Operating Income (Loss) [GAAP]	$261.8	$30.0	$7.4	$(0.6)	$—	$298.6
Operation and maintenance expenses	121.6	6.2	9.4	4.7	(4.1)	137.8
Depreciation and amortization	65.4	0.4	3.0	0.1	—	68.9
Taxes, other than income taxes	80.7	0.5	1.1	(0.1)	0.2	82.4
Less: Gross receipts tax expense	(59.9)	(0.1)	—	—	—	(60.0)
Contribution Margin [Non-GAAP]	469.6	37.0	20.9	4.1	(3.9)	527.7
Natural gas costs	543.2	8.9	0.6	—	(11.9)	540.8
Gross receipts tax expense	59.9	0.1	—	—	—	60.0
Operating Revenues	$1,072.7	$46.0	$21.5	$4.1	$(15.8)	$1,128.5

Three Months Ended March 31, 2023
Operating Income (Loss) [GAAP]	$251.3	$2.4	$7.5	$(0.9)	$—	$260.3
Operation and maintenance expenses	119.3	5.7	6.2	4.9	(4.0)	132.1
Depreciation and amortization	60.2	0.4	2.0	—	—	62.6
Taxes, other than income taxes	80.4	0.6	0.8	0.1	—	81.9
Less: Gross receipts tax expense	(60.0)	(0.2)	—	—	—	(60.2)
Contribution Margin [Non-GAAP]	451.2	8.9	16.5	4.1	(4.0)	476.7
Natural gas costs	543.3	51.5	—	—	(8.3)	586.5
Gross receipts tax expense	60.0	0.2	—	—	—	60.2
Operating Revenues	$1,054.5	$60.6	$16.5	$4.1	$(12.3)	$1,123.4

Six Months Ended March 31, 2024
Operating Income (Loss) [GAAP]	$384.1	$44.7	$10.7	$(1.7)	$—	$437.8
Operation and maintenance expenses	238.3	10.6	18.0	9.7	(8.1)	268.5
Depreciation and amortization	129.6	0.8	5.3	0.2	—	135.9
Taxes, other than income taxes	132.3	0.8	1.8	—	0.2	135.1
Less: Gross receipts tax expense	(90.9)	(0.2)	—	—	—	(91.1)
Contribution Margin [Non-GAAP]	793.4	56.7	35.8	8.2	(7.9)	886.2
Natural gas costs	903.6	25.4	0.6	—	(21.8)	907.8
Gross receipts tax expense	90.9	0.2	—	—	—	91.1
Operating Revenues	$1,787.9	$82.3	$36.4	$8.2	$(29.7)	$1,885.1

Six Months Ended March 31, 2023
Operating Income (Loss) [GAAP]	$353.2	$43.8	$14.6	$(1.1)	$—	$410.5
Operation and maintenance expenses	239.2	12.0	12.0	8.9	(7.9)	264.2
Depreciation and amortization	119.9	0.7	3.9	0.2	—	124.7
Taxes, other than income taxes	130.3	0.7	1.2	0.1	—	132.3
Less: Gross receipts tax expense	(90.4)	(0.2)	—	—	—	(90.6)
Contribution Margin [Non-GAAP]	752.2	57.0	31.7	8.1	(7.9)	841.1
Natural gas costs	944.9	77.5	—	—	(16.7)	1,005.7
Gross receipts tax expense	90.4	0.2	—	—	—	90.6
Operating Revenues	$1,787.5	$134.7	$31.7	$8.1	$(24.6)	$1,937.4